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SERVICER COMPLIANCE STATEMENT
RE: Structured Asset Securities Corp. Mortgage Pass-Through Certificates, Series 2007- BC4
(SASCO 2007-BC4): This Securitization Servicing Agreement (this "Agreement"), entered into as of the 1st day of December, 2007, by and among Lehman Brothers Holdings, Inc., a Delaware corporation (the "Seller"), JPMorgan Chase Bank, National Association a national banking association (the "Servicer"), Aurora Loan Services LLC, as master servicer (the "Master
Servicer") and acknowledged by U.S. Bank National Associatio n, not in its individual capacity but solely as trustee (the "Trustee") under the Trust Agreement.
The undersigned, a duly authorized officer of JPMorgan Chase Bank, National Association, as servicer (the "Servicer") pursuant to the Structured Asset Securities Corp. Mortgage Pass-
Through Certificates, Series 2007-BC4 (The "Agreement"), does hereby certify that:
(1) A review of the activities of the Servicer during the calendar year ending
December 31, 2008 and of the performance of the Servicer under the Agreement has been made under my supervision; and
(2) To the best of my knowledge, based on such review, the Servicer has fulfilled all its obligations under the Agreement in all material respects throughout such year.
Date: 02/27/2009
JPMorgan Chase Bank,
National Association, as
Servicer
By: /s/ David Lowman
Name: David Lowman
Title: Executive Vice President